EXHIBIT 99.1

Granite City Signs Letter of Intent to Fund Growth

Concept Development Partners to provide equity capital and operating expertise

MINNEAPOLIS (December 28, 2010) — Granite City Food & Brewery Ltd. (NASDAQ:  GCFB) today announced that it has entered into a letter of intent with Concept Development Partners, LLC (“CDP”) to provide equity financing and facilitate debt financing. DHW Leasing, L.L.C. (“DHWL”) the Company’s major shareholder, is also a party to the letter of intent.

The LOI provides that CDP will purchase $9.0 million of newly issued convertible preferred stock of the Company and will arrange for a new $10.0 million debt financing for the Company.  In addition to providing capital for the company’s growth, the financing will fund the repurchase of 3.0 million shares of outstanding common stock of the company held by DHWL and will result in a change of control of the company. As a part of the transaction, an affiliate of DHWL, Dunham Capital Management, L.L.C., has agreed to reduce fixed rents on certain properties leased to the company by an aggregate of $300,000 per year. Additionally, proceeds from the transaction will also be used to purchase the potential restaurant pad site owned by Dunham in Troy, Michigan.

Concept Development Partners is a partnership formed by Dallas-based private equity firm CIC Partners and Robert Doran, of CDP Management Partners, LLC.  Mr. Doran, a 35-year restaurant industry veteran and former Executive Vice President of McDonald’s, will assume the role of CEO of Granite City at the transaction’s closing.  Steven Wagenheim, the Company’s existing CEO, will assume the title of President and Founder. Dean Oakey, Doran’s partner at CDP Management Partners, LLC, will become Chief Concept Officer of Granite City.  In addition, Mike Rawlings, CEO of Legends Hospitality and former President of Pizza Hut, and Louis Mucci, former CFO of BJ’s Restaurant and Brewhouse and Chairman of PriceWaterhouseCoopers National Restaurant practice, will join the Granite City Board of Directors.  Fouad Bashour, Partner with CIC Partners, will become Chairman of the Board. All of these changes will be made upon the transaction’s successful closing.

“Since leaving McDonald’s, as Executive VP responsible for field operations encompassing all US restaurants, I’ve come across few concepts that have impressed me as much as Granite City. In its brief history, Granite City has taken the ‘polished casual’ dining experience to a new level with its great food partnered with its own craft beer and upscale restaurant facilities. I am excited and motivated to lead an organization with an existing, talented management and operations team that has developed and nourished a broad concept appeal that has tremendous long-term potential. My hat is off to this management team and the Granite City Board of Directors in guiding this Company though a very difficult economic climate over the last several years.” said Rob Doran.

“This is a very exciting time for Granite City,” said Steve Wagenheim.  “We are pleased that CDP recognizes the tremendous progress we’ve achieved over the past two years to grow and improve our stores during a difficult economy. We are thrilled to be teaming with Rob Doran and his partners, and to benefit from the great management experience of CDP.  On behalf of Jim Gilbertson (CFO), Darius Gilanfar (COO), and the rest of the team at Granite City, let me say that I believe we could not have picked better partners and we look forward to working together.”

About the Proposed Transaction

The proposed transactions are subject to various conditions and contingencies, including the parties negotiating and entering into definitive agreements, which will include other customary terms and conditions for such transactions, and the Company receiving requisite shareholder approvals of the transactions.  Because the transactions involve the issuance of more than 20% of the Company’s common stock, a change-in-control of the Company and a repurchase of stock from a person owning five percent or more of the Company’s stock, the transactions will require approval by the Company’s shareholders before they may be consummated.  Further, because the transactions involve the repurchase of shares from the Company’s majority shareholder, DHWL, whose two owners, Donald A. Dunham, Jr. and Charles J. Hey, are members of our board, we also plan to submit the transactions for approval by the holders of a majority of our shares entitled to vote, excluding the shares held by DHWL and its affiliates.

The proposed transactions have been reviewed and approved by our independent, non-management directors who are not parties to the transactions.  Mr. Dunham and Mr. Hey did not participate in the deliberations of our board. In addition, the independent directors received a fairness opinion from an investment banking firm with respect to the proposed transactions.

Investors should be aware that other than a no shop agreement, break-up fees and expense reimbursement, the letter of intent is non-binding.  There can be no assurance that definitive agreements will be reached and entered into, that all conditions or contingencies of such agreements will be satisfied, or that the Company’s shareholders will ultimately approve the proposed transactions.

About Granite City

Granite City Food & Brewery Ltd. is a Modern American, upscale casual restaurant chain that operates 26 restaurants in 11 states.  The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions.  The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience.  Granite City opened its first restaurant in St. Cloud, Minnesota in 1999.

About Concept Development Partners

Concept Development Partners, LLC is owned by an affiliate of CIC Partners’ current fund, CIC II LP, and CDP Management Partners, LLC of Malibu, California. Rob Doran and Dean Oakey are the managing partners of CDP Management Partners, LLC, a merchant banking firm focusing on principal investments and consulting in the restaurant, food processing, and retail industries.

About CIC Partners

As one of America’s premier mid-market private equity firms, Dallas-based CIC Partners has successfully invested in more than 40 companies with revenues of $10 million to $1 billion in industries including energy exploration, food, healthcare services, restaurants and retail. CIC’s prior restaurant and retail investments include Buffet Partners (dba Furr’s), DF&R Restaurants Inc. (Don Pablo’s), Main Street Restaurant Group, the largest T.G.I. Friday’s franchisee, Restoration Hardware, and Quiznos.

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, our ability to avoid lease terminations and other material adverse consequences despite withholding rent from certain of our landlords during rent negotiations, the risk we may not enter into definitive agreements with CDP, the risk our shareholders may not approve the proposed transactions with CDP, and the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2010, as amended by the risks and uncertainties described in our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2010 and November 9, 2010.

Contacts:	Steven J. Wagenheim	James G. Gilbertson
	President and Chief Executive Officer	Chief Financial Officer
	(952) 215-0678	(952) 215-0676